As filed with the Securities and Exchange Commission on November 9, 2005	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-0196300

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, (216) 523-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
E. R. Franklin, Vice President and Secretary,
Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, (216) 523-4103

(Name, address, including zip code, and telephone number,
including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☑

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share	offering price(1)	registration fee
Common Shares, par value of $.50 per share of Eaton Corporation	75,000	N/A	$4,486,125	$528.02

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of $59.815, the average of the high and low trading prices of Eaton Common Shares on November 4, 2005.

PROSPECTUS
Shareholder Dividend Reinvestment Plan
75,000 Common Shares With a Par Value of $.50 Each
      Eaton Corporation is pleased to offer shareholders the opportunity to participate in the Shareholder Dividend Reinvestment Plan, a convenient and low-cost method for existing investors to increase their ownership in Eaton common shares. Any shareholder of record of Eaton common shares, as well as brokers and nominees on behalf of beneficial owners in Eaton common shares, is eligible to participate in the Plan.
      Participation in the Plan allows shareholders to:

•	conveniently purchase additional common shares, with no brokerage commission and, in most cases, no service fee;

•	automatically reinvest all or a portion of the cash dividends that are paid on Eaton common shares;

•	increase ownership of Eaton common shares over time with optional cash investments of as little as $10.00 each and as much as $60,000.00 per calendar year; and

•	purchase additional common shares through optional cash investments made at any time and/or automatically through monthly deductions from the participant’s account with a U.S. bank or other financial institution.
      Eaton common shares are listed on the New York Stock Exchange under the trading symbol “ETN.” The closing price of Eaton common shares on November 4, 2005 was $59.40 per share.
      Eaton common shares that are acquired under the Plan may be purchased directly from Eaton or from shares that are purchased in the open market. If common shares are purchased from Eaton, the purchase price will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (as that term is defined in this Prospectus). If Eaton common shares are purchased in the open market, the purchase price of those shares will be the average cost of all common shares purchased for the Plan on the relevant Investment Date. The price of common shares determined in accordance with either of these two methods is referred to as the “Market Price.”
      This Prospectus describes the Plan and sets forth the terms and conditions of participation in the Plan. Please read this Prospectus carefully and keep it for future reference. If you have any questions about the Plan, you may contact EquiServe Trust Company, N.A. at 1-800-446-2617 (U.S. and Canada) or 1-781-575-2723 (outside the U.S. and Canada) each business day between 9:00 a.m. and 5:00 p.m. Eastern time. Shareholders of record may also access their accounts through the Internet at www.computershare.com/equiserve.
      The Eaton common shares being offered are not insured or protected by any governmental agency, and involve investment risk, including the possible gain or loss of principal, and increase or decrease of dividends.

      The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 9, 2005.

ABOUT EATON
      We are a global diversified industrial manufacturer, incorporated in Ohio in 1916 as a successor to a New Jersey company that was incorporated in 1911. We are a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. We have 58,000 employees and sell products to customers in more than 125 countries. More information about us is available on the Internet at www.eaton.com.
      Our principal executive office is at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 and our telephone number is (216) 523-5000.
ABOUT THE PLAN
Purpose

1.	What is the purpose of the Plan?
      The purpose of the Plan is to provide existing shareholders with a simple, convenient and affordable way to increase their holdings in Eaton common shares at prevailing market prices.
Key Features

2.	What are the Plan’s key features?
      As a Plan participant, you can take advantage of the following Plan features:

Dividend Reinvestment. Automatic reinvestment of all or a portion of your cash dividends.

Optional Cash Investment and Automatic Monthly Deductions. You can increase your holdings by making optional cash investments at any time by check or online at www.computershare.com/equiserve, or automatically by convenient monthly deductions from your checking, savings or money market account.

Build Your Ownership Over Time. You can increase your holdings over time with optional cash investments of as little as $10.00 for each payment. Periodic investments, particularly in a consistent dollar amount, along with reinvestment of dividends, will enable you to take advantage of dollar cost averaging, a key feature of long-term investing.

Book-Entry Share Ownership; Safekeeping. Instead of physical stock certificates, you will receive statements reflecting your transaction history and share ownership.

Online Access to Account Information. You can enroll and access your account information online at any time at www.computershare.com/equiserve.

Easy Withdrawal, Sale or Transfer. You may obtain a stock certificate, sell or transfer your shares at any time.

Low Transaction Costs. You can acquire Eaton common shares at prevailing market prices with no brokerage commissions and, in most cases, no service fees.
Administration

3.	Who administers the Plan?
      The Plan is administered by EquiServe Trust Company, N.A. (“EquiServe”). EquiServe is a national limited purpose trust company chartered under the National Banking Act and is a transfer agent registered with the Comptroller of the Currency of the United States pursuant to Section 17A of the Securities Exchange Act of 1934. As the Plan administrator, EquiServe purchases Eaton common shares under the Plan, keeps records, sends statements of account activity to participants and performs other related duties. Computershare Shareholder Services, Inc. acts as service agent to EquiServe for some of these services. In addition, EquiServe may, at its sole discretion, use a broker-dealer affiliated with EquiServe to execute purchase or sale transactions. In the event that EquiServe should resign, be removed or otherwise cease to act as Plan administrator, we will make such other arrangements as we deem appropriate for administration of the Plan.

4.	How do I contact the Plan administrator?
      You may contact EquiServe by:

Internet:	www.computershare.com/equiserve

Telephone:	1-800-446-2617 (U.S. and Canada) 1-781-575-2723 (Outside U.S. and Canada)
Telecommunications device for the hearing impaired, TDD: 1-800-952-9245 (U.S. and Canada) 1-781-575-2518 (Outside U.S. and Canada)

Mail:	For general correspondence: Eaton Shareholder Dividend Reinvestment Plan c/o Computershare P.O. Box 43081 Providence, RI 02940-3081
For overnight or courier mail: Computershare 250 Royall Street Canton, MA 02021 Attn: Eaton Shareholder Dividend Reinvestment Plan
      Plan transactions can be requested and/or conducted over the Internet, by telephone or through the mail. Customer service representatives are available 9:00 a.m. — 5:00 p.m. Eastern time each business day. A telephone auto-response system is available 24 hours a day, 7 days a week. Foreign language translation service for more than 140 foreign languages is available to support your needs. When contacting EquiServe by mail, be sure to include a reference to Eaton Corporation in your correspondence.
Eligibility and Participation

5.	Who can participate in the Plan?
          Registered Shareholders
      If you are a registered shareholder — that is, the common shares that you hold are registered in your name, rather than in the name of your broker or bank — you are eligible to directly participate in the Plan. Except as described below under the caption “Beneficial Owners or Shares Held in Street Name,” only those shares that you hold of record will be eligible to participate in automatic dividend reinvestment. You may enroll in the Plan by following the instructions provided in Question 6.
      Enrollment in the Plan may not be available if you reside in certain countries. If you are a registered shareholder residing outside the United States, you should determine whether you are subject to any governmental regulation in your country of residence that would prohibit your participation. Certain Eaton insiders, affiliates, institutional investors and financial intermediaries may also be ineligible.

      To the extent required by applicable state law in certain jurisdictions, the Plan may be made available to registered shareholders only through locally registered broker-dealers.
          Beneficial Owners or Shares Held in “Street Name”
      If you beneficially own shares — that is, the shares are not registered in your name, but are registered in the name of your broker or bank on your behalf (“Street Name”), you may participate in the Plan in one of two ways. First, you can simply arrange for the broker or bank to register in your name the number of Eaton common shares that you want to participate in the Plan. You can then enroll as a shareholder of record (see Question 6). Alternatively, if you do not wish to re-register your shares in your name, you may make arrangements with your broker or bank to participate in the Plan on your behalf.
          New Investors
      If you are not currently a shareholder, either of record or beneficially through a broker or bank, you are not eligible to participate in the Plan. Investors interested in participating in the Plan must first become shareholders by making an investment in Eaton common shares outside of the Plan. Your broker or bank can assist you in purchasing your initial Eaton common shares.

6.	How do I enroll?
      Registered shareholders can enroll in the Plan at any time by completing and returning an Enrollment Authorization Form, which is available on the Internet at www.computershare.com/equiserve. You may also request a copy of the Enrollment Authorization Form by calling or writing EquiServe. Contact information for EquiServe is contained in Question 4. See Question 5 if you hold shares in Street Name. Participation is subject to the terms and conditions described in this Prospectus.

7.	Can I deposit Eaton common shares that I have in certificated form into my Plan account for safekeeping?
      Yes. As a Plan participant, you can deposit your share certificates into your Plan account at no charge. The advantages of holding shares in book-entry form in the Plan are protection against certificate loss, theft, and damage.
      After your enrollment, you can deposit Eaton common shares in the Plan by sending your share certificate(s) to EquiServe (see Question 4), properly insured, by registered or certified mail with return receipt requested or some other form of traceable delivery. You should include a written request to instruct EquiServe to deposit your share certificate(s). Do not sign the share certificate(s) or complete the assignment section. Shares that you deposit will be credited in book-entry form in your Plan account.
Dividend Reinvestment

8.	What dividend reinvestment elections do I have under the Plan?
      You have the following dividend reinvestment elections under the Plan, which you would select on the Enrollment Authorization Form:

Full Dividend Reinvestment: If you select “Full Dividend Reinvestment” on the Enrollment Authorization Form, EquiServe will apply all cash dividends paid on the Eaton common shares credited to your Plan account and those registered in your name in certificate and/or book-entry form toward the purchase of additional Eaton common shares. The shares purchased with your reinvested dividends will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to EquiServe to purchase additional Eaton common shares for your Plan account.

Partial Dividend Reinvestment: If you select “Partial Dividend Reinvestment,” you will receive cash dividends on the number of shares that you designate from those credited to your Plan account and those registered in your name in certificate and/or book-entry form. EquiServe will apply the cash dividends paid on any remaining shares toward the purchase of additional Eaton common shares which will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to EquiServe to purchase additional Eaton common shares for your Plan account.

All Cash (No Dividend Reinvestment): If you select “All Cash,” the cash dividends paid on shares credited to your Plan account and those registered in your name in certificate and/or book-entry form will not be reinvested, but will be sent to you by check or through direct deposit to your U.S. bank account. In addition, at any time, you can send optional cash investments to EquiServe to purchase additional Eaton common shares for your Plan account.

9.	When will reinvestment of my cash dividends begin?
      EquiServe will begin to reinvest your dividends automatically on the next dividend payment date after receiving your Enrollment Authorization Form, so long as your Enrollment Authorization Form is received on or before the record date for that dividend. The dividend payment date for Eaton common shares has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.
      If your Enrollment Authorization Form arrives after the record date for the dividend payment, automatic dividend reinvestment may not begin until the next dividend payment date. After you join the Plan, you will remain a participant unless your participation is terminated (see Questions 32 and 33).

10.	Will dividends be paid or reinvested on fractional shares?
      Yes. You will be paid dividends on fractional shares that are either reinvested in Eaton common shares or paid to you in cash.

11.	How can I change my dividend reinvestment election under the Plan?
      As a Plan participant, you may change your dividend reinvestment election at any time on the Internet at www.computershare.com/equiserve, or by calling or writing EquiServe (see Question 4). EquiServe must receive your change request on or before the record date for a dividend payment date in order for the change to be effective for that dividend. If your request is received after the record date, EquiServe, in its sole discretion, may defer changing your dividend reinvestment election until the next dividend payment date.
Optional Cash Investments and Automatic Monthly Deductions

12.	How do I make optional cash investments?
      Upon enrolling in the Plan or any time after you become a participant, you can make optional cash investments in Eaton common shares by check made payable to Computershare. Your optional cash investments must be made in U.S. dollars. EquiServe will not accept cash, money orders, traveler’s checks, or third party checks for your optional cash investments. If you send a check drawn against a bank outside the U.S., you must contact the bank to confirm that the bank can provide the funds payable in U.S. dollars that will be cleared through a U.S. bank. In that event, the amount that is invested will be the check amount less any bank clearing fees and service and per share processing fees. EquiServe will only accept checks that clear through a U.S. bank. EquiServe must receive your check at least two business days before the Investment Date (see Question 18). No interest will be paid on funds held by EquiServe pending investment. Therefore, it is advisable to send any optional cash investments that you wish to make to EquiServe for its receipt shortly before an Investment Date.
      Optional cash investments may also be made on the Internet by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. Please refer to the online confirmation for your account debit date and investment date. When investing by check or by one-time online bank debit, you do not need to invest the same amount each time and you are under no obligation to make optional cash investments in any month or at any particular time.

      A statement for each optional cash investment that you make will be sent to you with a Transaction Form for use in making your next optional cash investment. You can make your initial investment by mailing your check along with your Enrollment Authorization Form. See Question 4 for contact information for EquiServe.

13.	How often can I send optional cash investments and what dollar limits apply?
      You can send in optional cash investments as often as you want. Each optional cash investment that you make needs to be $10.00 or more. The sum of all optional cash investments that you make in a calendar year cannot exceed $60,000.00. Optional cash investments below the minimum or in excess of the annual maximum will be refunded to you.

14.	How do I initiate automatic monthly deductions to make optional cash investments?
      To initiate automatic monthly deductions, you need to authorize EquiServe to deduct at least $10.00 from your U.S. bank account each month. You may authorize automatic deductions by completing, signing and returning to EquiServe an Authorization Form for Automatic Deductions, together with a voided blank check (or savings deposit slip) for the account from which funds are to be drawn. You may obtain the Authorization Form for Automatic Deductions by contacting EquiServe (see Question 4). Alternatively, you may initiate automatic monthly deductions by accessing your account online at www.computershare.com/equiserve. Your first deduction will occur approximately 4 to 6 weeks from the time EquiServe receives your Authorization Form for Automatic Deductions.
      Once automatic monthly deduction is initiated, funds will be drawn from the account you designate on the third business day preceding each monthly Investment Date (see Question 18), and will be invested in additional Eaton common shares.

15.	What happens if there are insufficient funds to cover my optional cash investments?
      In the event any check, draft, or electronic funds transfer you submit or order as payment to EquiServe to purchase Eaton common shares is dishonored, refused, or returned, EquiServe, at its discretion and without your further consent, may sell Eaton common shares purchased and credited to your Plan account to satisfy the amount owed on the purchase. EquiServe may sell shares to cover the amount owed, and any returned check or failed electronic payment fee, as a result of your order in any manner consistent with applicable commercial and securities laws. The amount owed will include the purchase price paid, the purchase and sale service fees and the per share processing fees (see Question 29).

16.	How do I change or terminate automatic monthly deductions?
      You may change or terminate automatic monthly deductions by contacting EquiServe (see Question 4). EquiServe must receive your change or termination request at least six business days preceding the Investment Date (see Question 18) for which you want the change or termination to be effective.
Purchases

17.	When will EquiServe purchase Eaton common shares for my Plan account?
      As described below, EquiServe will invest optional cash investments once a month either on, or within 35 days after, the relevant Investment Date (see Question 18). Dividends will be invested in the months in which they are paid as described below.

18.	What is the Investment Date?
      For optional cash investments made at any time or through automatic monthly deductions, the Investment Date is the 25th day of each month if a business day, or the next business day if the 25th day is not a business day. For dividend reinvestment, the Investment Date is the dividend payment date for Eaton common shares, which has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.

      If EquiServe acquires Eaton common shares from Eaton, the investment will be made as of the close of business on the relevant Investment Date. If EquiServe acquires Eaton common shares in the open market, the funds will be invested on or within 35 days after the relevant Investment Date. If EquiServe is unable to process your investment(s) within 35 days after the Investment Date, EquiServe will return the funds to you by check.

19.	How many Eaton common shares will EquiServe purchase for my Plan account?
      The number of Eaton common shares EquiServe will purchase for you depends on the purchase price of Eaton common shares (see Question 21), the total amount of your dividends (if applicable), and optional cash investments (in any form) that you submit, less any applicable service fees and processing fees. Your Plan account will be credited with the actual number of shares purchased, including fractions.

20.	How does EquiServe acquire Eaton common shares under the Plan?
      EquiServe uses your investment funds (that is, dividends and/or optional cash investments, less any applicable service fees and processing fees), to purchase Eaton common shares either from Eaton or in the open market, as Eaton determines. For the purpose of making purchases, EquiServe may combine your dividend and optional cash investment funds with those of some or all other Plan participants.

21.	At what price will EquiServe purchase Eaton common shares?
      The price of Eaton common shares purchased with reinvested dividends or with optional cash investments will be the Market Price as described below.
      If Eaton common shares are purchased from Eaton, the Market Price for those shares will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (see Question 18). If on any Investment Date there is no reported trading in Eaton common shares on the New York Stock Exchange, the Market Price will be based on the weighted average of the high and low sale prices on the nearest trading dates before and after the Investment Date. No common shares will be purchased under the Plan at less than the par value for Eaton common shares ($.50).
      If Eaton common shares are purchased in the open market, the Market Price per share for your investment will be the weighted average price per share of all shares purchased in the open market by EquiServe to fill the combined purchase order for the Plan investments. In some instances, filling a purchase order may require execution of multiple trades in the market and may take more than one trading day to complete.
      YOU SHOULD BE AWARE THAT THE MARKET PRICE PER EATON COMMON SHARE MAY BE MORE OR LESS THAN THE PRICE PER EATON COMMON SHARE AT THE TIME YOU REQUEST A PURCHASE. YOU SHOULD ALSO BE AWARE THAT YOU MAY NOT BE ABLE TO RESCIND INSTRUCTIONS YOU SUBMIT TO EQUISERVE TO PURCHASE YOUR SHARES. ANY DECISION CONCERNING A REQUEST FOR RESCISSION WILL BE MADE AT THE SOLE DISCRETION OF EQUISERVE.

22.	Will share certificates be issued to me for Eaton common shares purchased?
      Eaton common shares purchased under the Plan for your account will be recorded in book-entry form and registered in the name of one of EquiServe’s nominees as agent for your account in the Plan. Your share ownership interest will be recorded in a book-entry Plan account on our shareholder records. In the event that EquiServe should resign, be removed or otherwise cease to administer the Plan, we will make such other arrangements as we deem appropriate for administration of the Plan.
      Unless you request them, EquiServe will not issue certificates for Eaton common shares purchased under the Plan. The number of shares purchased for your Plan account, as well as the number of shares you deposit, will be shown on your Plan account statement. Keeping shares in book-entry form rather than in certificated form protects against loss, theft and destruction of stock certificates. Many shareholders retain their shares in book-entry form.
      You may request that EquiServe issue physical certificates to you at any time on the Internet at www.computershare.com/equiserve, or by calling or writing EquiServe (see Question 4). In response to your request, a certificate for the number of whole shares credited to your Plan account that you request will be issued to you. A certificate for a fraction of a share cannot be issued.
      Shares held in book-entry form in your Plan account may not be pledged. If you wish to pledge any of your shares, you must first request that physical share certificates be issued in your name.
Withdrawal, Sale, Re-registration or Transfer of Shares

23.	How can I withdraw the shares credited to my Plan account?
      You can withdraw all or a portion of the shares credited to your Plan account at any time on the Internet at www.computershare.com/equiserve or by calling or writing EquiServe (see Question 4). EquiServe will process your request to withdraw shares promptly following receipt, and in no event later than five trading days after the date the request is received (except where deferral is necessary under applicable Federal or state laws or regulations).
      If you wish to withdraw a portion of the shares in your Plan account, the request must be for a whole number of shares as EquiServe cannot issue certificates for fractional shares. If you wish to withdraw all shares credited to your Plan account, EquiServe will issue a certificate for all the whole shares and a cash payment, less any applicable service fees and per share processing fees, for any remaining fractional share credited to your Plan account. In that instance, the amount of the check, if any, will be based upon the sale price obtained for any shares sold by EquiServe on the day your certificate was issued or, if there is no market sale that day for Eaton common shares, the closing price on the day before. EquiServe will send your certificate and a check (if applicable) to the address of record on your Plan account.

24.	What happens to my dividend reinvestment election if I withdraw shares from my Plan account?
      Your dividend reinvestment election will remain the same unless you withdraw all of the Eaton common shares in your Plan account.
      If you withdraw all of your whole and fractional Plan shares, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account, as you elect. At its discretion, EquiServe also may close any Plan account that contains less than one Eaton common share. Any fractional share in your Plan account will be sold subject to the fees as described in Question 29. A check for the sale proceeds less applicable fees will be mailed to your address of record. All future dividends on shares registered in your name will be paid in cash.

25.	How can I sell the shares credited to my Plan account?
      You can sell all or a portion of the shares credited to your Plan account by contacting EquiServe (see Question 4). Through participating brokers, EquiServe will sell the shares for you. EquiServe will send the sale proceeds to you by check, less any applicable fees (see Question 29), to your address of record after your sale transaction has settled. EquiServe may combine your shares to be sold with those of other Plan participants selling shares at the same time. All sale requests having an anticipated market value of $100,000.00 or more are expected to be submitted in written form. In addition, all sale requests within thirty (30) days of an address change to your account are expected to be submitted in written form. EquiServe may refuse to execute a transaction request by telephone or Internet and in its place require written submission of the request.
      Alternatively, you may request EquiServe to issue share certificate(s) for any whole shares credited to your Plan account. Upon your receipt of the certificate(s), you can sell the shares through a broker of your choice or otherwise transfer the shares.

26.	When will EquiServe execute a sale request and how is the price determined?
      EquiServe will process your sale order promptly following receipt, and in no event later than five trading days after the date the order is received (except where deferral is necessary under applicable Federal or state laws or regulations). The sale price for shares sold will be based on the price per share obtained in the open market as part of an aggregate order.

27.	How do I change the name on my Plan account, transfer shares, or give as a gift shares in my Plan account?
      You may change the name on your Plan account, transfer shares, or give as a gift shares in your Plan account at any time by completing and submitting to EquiServe a Transfer of Ownership Form. Transfers may be made in book-entry or certificated form. Contact EquiServe (see Question 4) to request transfer instructions and the Transfer of Ownership Form, or download the instructions and the Transfer of Ownership Form from the Internet at www.computershare.com/equiserve. You must provide the full new name, address and taxpayer identification (or social security) number (if known) of the new owner on the Transfer of Ownership Form.
      If you are submitting your certificates for transfer, we recommend that you send them, properly insured, by certified or registered mail, return receipt requested, or some other form of traceable delivery. All participants in the existing Plan account need to sign the instructions, and their signatures need to be authenticated with a Medallion Signature Guarantee as described in the instructions on the Transfer of Ownership Form.

28.	What happens to my dividends if I sell or transfer shares from my Plan account?
      If you sell or transfer a portion, but not all, of the shares in your Plan account, your dividend reinvestment election will remain the same for the remainder of the shares in your Plan account. See also Question 24.
Costs and Fees

29.	What costs and/or fees are associated with my participation in the Plan?
      All costs of administration of the Plan and the costs incurred in connection with the purchase of Eaton common shares under the Plan will be paid by Eaton, with the few exceptions described below. As a Plan participant, you will incur no brokerage commissions or pay service fees for purchases, except that: (a) if the shares you own are not registered in your name but in the name of your broker or other nominee and you arrange to participate in the Plan indirectly through such broker or other nominee, you may be required to pay a commission or service fee to such broker or nominee in connection with your participation; and (b) if you make optional cash investments through automatic monthly deductions, you will be charged a service fee of $2.50 per investment.
      If you instruct EquiServe to sell all or a part of the Eaton common shares credited to your Plan account, you will be charged a service fee of $15.00 per transaction, a processing fee of $0.12 per share sold and any transfer taxes in connection with the sale. The net proceeds from any such sale will be sent to you as soon as practicable.

      The chart below summarizes the fees associated with participation in the Plan and includes the minimum and maximum investment amounts that can be made under the Plan:
FEE SCHEDULE

	Service and		Maximum
	Processing Fees	Minimum	Investment
Transaction Type	(see Notes 1, 2 and 3)	Investment	(per calendar year*)

Dividend Reinvestment	Company Paid	N/A	N/A
Optional Cash Investment (via check or one-time online bank debit)	Company Paid	$10.00	$60,000.00
Optional Cash Investment (via automatic monthly deductions)	$2.50 service fee per investment; processing fee is Company Paid	$10.00	$60,000.00
Sale of Shares (including sale of a fractional share at termination or withdrawal)	$15.00 per transaction plus $0.12 per share sold	N/A	N/A
Returned Check or Failed Electronic Payment Fee**	$25.00	N/A	N/A

Notes:

1.	All per share processing fees include the applicable brokerage commissions EquiServe is required to pay. Applicable per share processing fees may be rounded up to the nearest whole share amount if fractional shares are held.

2.	All applicable fees will be deducted from the funds to be invested or from the sale proceeds.

3.	Fees are subject to change at any time upon written notification to Plan participants. Any change applies to all applicable transactions that occur after the effective date of the change.

*	For the purposes of applying this limit, all investments, including optional cash investments and automatic monthly deductions, but excluding dividend reinvestments, will be aggregated.

**	If the investment is applied to purchase shares before the check or attempted automatic monthly deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account (see Question 15).
Reports to Participants

30.	What kind of reports will I receive regarding my participation in the Plan?
      You will receive a statement whenever there is activity affecting your Plan account. The statement will confirm each transaction, such as any purchase, sale, transfer, certificate of deposit, certificate of issuance, or dividend reinvestment. Statements will be sent promptly following each transaction. These statements are a record of your Plan account activity showing your cumulative share position and the prices for your purchases and sales of shares under the Plan. The statements will also show the amount of dividends reinvested (if applicable) and any applicable fees charged for your respective transactions during the period. You should retain these statements for tax purposes. EquiServe may charge a fee for duplicate statements.
      As a registered shareholder, you will also receive copies of Eaton Annual Reports, proxy statements, notices of annual and special meetings, proxy cards, and if applicable, dividend income and other notices for tax reporting purposes.
      If you prefer, and if the Eaton materials are available online, you may consent to receive such materials electronically over the Internet. Instead of receiving materials through the mail, you will receive an electronic notice to your e-mail address of record notifying you of the availability of Eaton materials online and instructing you how to view and act on them.

31.	Where will EquiServe send reports, notices and other communications regarding my participation?
      Reports, notices and other communications sent to you under the Plan will be addressed to your last known address as reflected by EquiServe’s records. Therefore, you should notify EquiServe (see Question 4) promptly of any change in your address.
Termination

32.	When and how may I terminate participation in the Plan?
      You may terminate participation in the Plan at any time by giving instructions to EquiServe. As soon as practicable following termination, EquiServe will send you a certificate for the whole shares and a check for any fractional share in your Plan account. At your request, EquiServe will alternatively sell all or a portion of such shares and remit to you the proceeds less any applicable fees and transfer taxes (see Question 29). If EquiServe receives your termination request after the record date for a dividend payment, EquiServe, in its sole discretion, may either pay any such dividend in cash or reinvest it in shares on your behalf. If the dividend is reinvested, EquiServe may sell the shares purchased and remit the proceeds to you, less any costs of sale. Any optional cash investments sent to EquiServe prior to your termination request will also be invested unless you expressly request that the optional cash investment be returned and your request is received at least two business days prior to the Investment Date. In every case of termination, your interest in a fractional share will be paid in cash less any applicable fees and any other costs of sale (see Question 29).

33.	Under what circumstances will Eaton terminate my participation in the Plan?
      At any time, for any reason and at our discretion, we may instruct EquiServe to terminate your participation in the Plan effective immediately upon mailing a notice to you at your address of record.
      EquiServe will automatically terminate your Plan account if you withdraw all of your whole and fractional shares. EquiServe may also terminate your Plan account if your share balance is less than one Eaton common share.
      In the event of your death or adjudication of incompetency, EquiServe may terminate your Plan account and distribute the proceeds as described in Question 32. EquiServe will continue to maintain your Plan account, however, until EquiServe receives satisfactory written notice of your death or adjudication of incompetency. In addition EquiServe must receive satisfactory proof of the appointment of a legal representative who is authorized to instruct EquiServe on the termination of your account and receive the proceeds thereof.
Additional Information

34.	What happens if Eaton has a rights offering, issues a stock dividend, or has a stock split?
      Your participation in any rights offering, dividend distribution or stock split will be based on the Eaton common shares registered in your name both in certificate and/or book-entry form, and the shares (whole and fractional) credited to your Plan account. Any stock dividend or stock split shares of Eaton common shares issued with respect to both certificate and book-entry (whole and fractional) Eaton common shares will be credited automatically to your Plan account in book-entry form.

35.	How will my Plan shares be voted at a meeting of shareholders?
      All Eaton common shares credited to your Plan account will be voted as you direct. If you have shares credited to your Plan account on the record date for a meeting of shareholders, the proxy materials will be sent to you for that meeting. When you submit your executed proxy, either electronically, by telephone or by mail, all of your shares will be voted as directed by you. If you elect, you may vote all of your shares in person at the shareholders’ meeting. If you do not vote your shares in person at the meeting of shareholders or you do not properly submit an executed proxy (whether by telephone, Internet or mail), your shares will not be voted.

36.	What are the Federal income tax consequences of participation in the Plan?
      You will receive, if applicable, a tax form from EquiServe, such as Form 1099-DIV, in connection with preparation for your income tax return. Automatic reinvestment of dividends does not relieve you of any income tax that may be payable on your dividends. In addition, the Internal Revenue Service may require that the per share processing fees incurred in the purchase of shares, paid by Eaton on your behalf, if any, be treated as dividend income to you and that such amounts paid for per share processing fees can be included in your cost basis of shares purchased. For additional information on the tax consequences of your participation in the Plan, you should consult your own tax advisor.
      Any account with an uncertified social security number or taxpayer identification number will be subject to backup withholding tax at the current applicable rates.
      Any account that is Form W-8BEN certified for foreign status will be subject to Non-Resident Alien (NRA) withholding tax at the current applicable rates.

37.	Can the Plan be changed or discontinued?
      Although we anticipate maintaining the Plan in its current state, we reserve the right to suspend, modify or terminate the Plan at any time upon notice to Plan participants. If we modify the Plan, we will send notice to you within thirty (30 days) in advance of such modification. If the Plan is suspended or terminated, EquiServe will promptly refund optional cash investments held pending investment. No interest will be paid on these funds. Further your book-entry shares will continue to be credited to your Plan account at EquiServe, unless you request a certificate for the whole shares and a check for any fractional share. As an alternative to issuing certificates in the event of suspension or termination, you can request that EquiServe sell all or part of your book-entry shares. EquiServe will send you a check for the proceeds of the sale, less any applicable fees (see Question 29).

38.	Who bears the risk of market fluctuations in Eaton common shares and participation in the Plan?
      Your direct investment in shares credited to your Plan account is no different than your investment in certificated shares. You alone bear the risk of fluctuations in the market value of Eaton common shares. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. In addition, as a Plan participant, you may lose an advantage otherwise available in being able to select more specifically the timing of your investment or the sale of your shares.
      Neither Eaton nor EquiServe provides any advice or makes any recommendations with respect to any purchase or sale transaction you initiate; neither can Eaton or EquiServe guarantee that the value of the shares purchased under the Plan will, at any particular time, be more than your original investment. You need to make independent investment and participation decisions based on your own judgment and research.
      Neither Eaton nor EquiServe can guarantee liquidity in the market, thus your investments and the marketability of your securities may be adversely affected by the current market conditions at the time liquidation of your investment is sought.
      Shares credited to your Plan account in book-entry form through the Plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statute, and neither Plan shares nor cash held pending investment or disbursement with EquiServe or its affiliates are subject to any guarantee.
39. What are the responsibilities of Eaton and EquiServe under the Plan?
      Neither Eaton nor EquiServe will be liable in administering the Plan for any act done in good faith, or for any good-faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to cease reinvestment of dividends for a participant’s account in the event of the participant’s death or adjudication of incompetency prior to receipt of satisfactory written notice of such death or incompetency as described in Question 33, (ii) with respect to the prices at which shares are purchased or sold for a participant’s account or the times when such purchases or sales are made, (iii) with respect to the source from which shares are purchased for participants or (iv) with respect to any fluctuation in the market value after purchase or sale of shares. Government regulation may require the temporary curtailment or suspension of purchases or sales under the Plan. Neither Eaton nor EquiServe will have any liability in connection with any inability to purchase or sell Eaton common shares under the Plan.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission (“SEC”). Documents that we file with the SEC are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document filed with the SEC at the following public reference facilities maintained by the SEC:

Public Reference Room	New York Regional Office	Chicago Regional Office
100 F Street N.E.	3 World Financial Center	175 West Jackson Blvd.
Room 1580	Suite 4300	Suite 900
Washington, D.C. 20549	New York, NY 10281-1022	Chicago, IL 60604
      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
      Documents that we file with the SEC are also available on our web site at www.eaton.com. Our common shares are listed on the New York, Chicago and Pacific stock exchanges, where you can also inspect reports, proxy and information statements and other information about us.
INCORPORATION OF INFORMATION FILED WITH THE SEC
      The SEC allows us to “incorporate by reference” into this Prospectus information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to the SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this Prospectus. Information contained in documents that we file with the SEC after the date of this Prospectus may update or supersede information in this Prospectus and information in documents incorporated by reference.
      The following documents, which were filed with the SEC pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2004.

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005.

(c) Our Current Reports on Form 8-K filed January 24, 2005, February 25, 2005, March 28, 2005, April 14, 2005, April 18, 2005, April 29, 2005, June 14, 2005, July 18, 2005, October 12, 2005, and October 17, 2005.

(d) The description of Eaton common shares contained in the Registration Statement on Form S-3, File No. 333-74355, filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on March 12, 1999.
      All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.
      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.
      Each person to whom this Prospectus is delivered can obtain from us without charge upon written or telephone request copies of any of the documents incorporated by reference in this Prospectus (excluding any exhibits to such documents unless the exhibit is specifically incorporated by reference as an exhibit to this Prospectus). Requests for documents incorporated by reference in this Prospectus should be directed to Eaton Corporation, Vice President and Secretary, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584; telephone number (216) 523-4103.
USE OF PROCEEDS
      We intend to add the proceeds of sales to the general funds of Eaton available for general corporate purposes.
LEGAL OPINION
      J. Robert Horst, Esq. has passed upon the legality of the Eaton common shares offered under this Prospectus. Mr. Horst presently serves as Vice President and General Counsel of Eaton. He is an Eaton shareholder and also holds options to purchase Eaton common shares.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this Prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Shareholder Dividend Reinvestment Plan
75,000 Common Shares With a Par Value of $.50 Each
Prospectus
November 9, 2005
      You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, Eaton common shares only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Eaton common shares.
      No action is being taken in any jurisdiction outside the United States to permit a public offering of Eaton common shares or possession or distribution of this Prospectus in that jurisdiction. If you come into possession of this Prospectus in jurisdictions outside the United States, you are required to inform yourself about, and to observe any restrictions as to, this offering and the distribution of this Prospectus applicable to that jurisdiction.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$530.00
Printing Fees	$8,000.00
Accounting Fees	$20,000.00
Postage	$3,100.00
Miscellaneous	$1,000.00
Item 15. Indemnification of Directors and Officers.
In accordance with Section 1701.13(E) of the Ohio Revised Code, the Company provides for indemnification of Eaton’s directors and officers against liabilities that he or she may incur in his or her capacity as a director or officer of the Company. Under Eaton’s Amended Regulations, the Company shall, to the full extent permitted by law, indemnify any director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her. The foregoing is subject to, and only part of, the detailed provisions of Eaton’s Amended Regulations.

The Company has entered into an Indemnification Agreement with each of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund the Company’s obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

Eaton also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the Amended Regulations.
Item 16. Exhibits.
See the Exhibit Index immediately following the signature page.
Item 17. Undertakings.
     (a)      The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland, State of Ohio, on November 9, 2005.

EATON CORPORATION
By:	Richard H. Fearon
Richard H. Fearon
Executive Vice President — Chief Financial and Planning Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Alexander M. Cutler *	Chairman and Chief Executive Officer; President; Principal Executive Officer; Director	November 9, 2005

Richard H. Fearon *	Executive Vice President — Chief Financial and Planning Officer; Principal Financial Officer	November 9, 2005

Billie K. Rawot *	Vice President and Controller; Principal Accounting Officer	November 9, 2005

Michael J. Critelli *	Director	November 9, 2005

Deborah L. McCoy *	Director	November 9, 2005

John R. Miller *	Director	November 9, 2005

Gregory R. Page *	Director	November 9, 2005

Victor A. Pelson *	Director	November 9, 2005

Gary L. Tooker *	Director	November 9, 2005

*By:	Lizbeth L. Wright

Lizbeth L. Wright, Attorney-in-Fact
for the Officers and Directors
signing in the capacities indicated

EXHIBIT INDEX

Exhibit
Number
4(a)	Amended Articles of Incorporation of Eaton Corporation (filed as Exhibit 3(i) to Form 8-K report dated May 19, 1994 and incorporated herein by reference).

4(b)	Amended Regulations of Eaton Corporation (filed as Exhibit (a)(3)(a) to Form 10-Q report for the period ended June 30, 2002 and incorporated herein by reference).

5	Opinion of J. Robert Horst, Vice President and General Counsel, as to the validity of the Common Shares registered.

23(a)	Consent of Ernst & Young LLP.

23(b)	Consent of J. Robert Horst, Vice President and General Counsel of Eaton Corporation (contained in his opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney.